Exhibit 99.1

ReGen Biologics Closes $2.5 Million Private Placement and Announces New 510(k) Submission to the FDA

Hackensack, NJ – July 28, 2008 – ReGen Biologics (OTC: RGBI) announced today that it has completed a $2.5 million private placement of convertible notes and it has submitted a new 510(k) seeking FDA clearance of its collagen scaffold device for reinforcement and repair of meniscus tissue.

The Company expects net proceeds from the private placement combined with existing cash will enable it to operate well into the fourth quarter 2008.  The Company designed the financing transaction to realize sufficient capital to operate through the expected timeframe required for a decision from the FDA on its recent 510(k) submission.

The Company recently announced publication of long-term clinical results of its meniscus device in the July 2008 issue of The Journal of Bone and Joint Surgery (JBJS), which reports on the ReGen 300+ patient U.S. Multi-center Clinical Trial.  For more information and to obtain a free download of the published article, please visit the Company’s website at www.regenbio.com.

Under the terms of the financing, the Company sold approximately $2.5 million in aggregate principal amount of unsecured convertible notes.  The notes accrue interest at an annual rate of 8% and become due and payable on July 24, 2009.  At the option of the holders, the notes may be converted into Series F Convertible Preferred Stock (“Series F Stock”) at a price of $15 per share or into the common stock of the Company at a price of $0.15 per share if the Series F Stock has previously converted to common stock.  In connection with the financing, the Company issued five year warrants equal to 25% of the shares into which the notes may convert, exercisable at a price of $1.00 per share of Series F Stock or $0.01 per share if the Series F Stock is converted to common stock.

Each share of Series F Stock into which the notes may convert will automatically convert into 100 shares of common stock upon amendment of the Company’s certificate of incorporation or upon a reverse stock split of the common stock, in each case making available adequate shares of common stock to support such conversion.  At such time, each warrant share will convert into the right to acquire 100 shares of common stock. The conversion of the notes and the Series F Stock are subject to anti-dilution rights.  The Company has agreed to register the common stock into which the preferred shares will convert on one or more registration statements to be filed with the SEC upon request by the investors.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen's patented collagen scaffold technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery.  ReGen’s first approved product using its collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG.  The CMI® name was used during the research and development phase of the Company’s collagen meniscus implant device, and it will continue to be seen in numerous scientific publications and clinical references.  ReGen continues to pursue FDA clearance of the Menaflex device in the United States.

For more information on ReGen, visit www.regenbio.com.  For more information on the Menaflex collagen meniscus implant visit www.menaflex.com.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov ..

Contact:

Brion D. Umidi
ReGen Biologics, Inc.
Senior Vice President
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com